Exhibit 10.1

Sagtec Global Limited Announces US$4.0 Million Software Development Agreement for AI-Driven Mobility Platform

KUALA LUMPUR, MALAYSIA, January 14, 2026 (GlobeNewswire) – Sagtec Global Limited (“Sagtec” or the “Company”), a total technology solutions provider focused on delivering customizable software solutions, artificial intelligence (“AI”) enabled systems and cloud-based platforms, today announced that on January 5, 2026 it entered into a software development agreement with Grandpride Luxury Travel Sdn. Bhd. (the “Client”) (the “Agreement”).

Pursuant to the Agreement, Sagtec will design, develop, implement and support a software system known as the Smart AI E-Hailing, Car Rental and Subscription System (the “Platform”), a comprehensive digital mobility solution intended to integrate ride-hailing, vehicle rental, subscription-based services and marketplace functionalities into a single scalable platform.

Project Overview and Scope

The Platform is designed to support multiple mobility and digital commerce use cases, including:

●	Long-term vehicle rental services, catering to subscription-based and corporate users

●	Short-term vehicle rental services, incorporating both company-owned fleet operations and a peer-to-peer marketplace model

●	Ride-hailing services, enabling on-demand transportation functionality

●	Local business directory and review features, providing discovery and user engagement capabilities

●	Platform-wide shared services and governance, including user management, transaction processing and operational controls

The Platform is expected to be developed with scalability and extensibility in mind, allowing future feature enhancements and service expansion.

Initial development is expected to commence in Q1 2026, with a phased rollout targeted within approximately three to eight months. This is faster compared to industry-standard enterprise software development cycles, and the anticipated timeline for this project reflects Sagtec’s advance planning approach and the use of the Skilliks Planner (“Skilliks Planner”) developed by Kinetic Seas Incorporated (“Kinetic Seas”), Sagtec’s exclusive AI development and technology partner across Malaysia, Indonesia, Singapore and the Philippines.

AI Integration and Capabilities

AI functionality will be embedded across the Platform to enhance operational efficiency, user experience and decision-making, including:

●	Demand forecasting to optimize fleet availability and utilization

●	Dynamic pricing models to respond to real-time demand and market conditions

●	Fleet optimization and analytics to improve vehicle deployment, maintenance planning and cost efficiency

●	User personalization to tailor services, recommendations and promotions

These AI-driven capabilities are designed to support data-driven operations while enabling scalable growth across multiple mobility services.

Commercial Terms

Pursuant to the Agreement, the aggregate contract value is US$4.0 million, consisting of the following components:

●	licensing and custom software development services in an aggregate amount of US$1.6 million, covering system architecture design, software development, testing and delivery of the Platform, with fees payable in milestone-based instalments tied to the completion and acceptance of defined development phases;

●	service and maintenance services with an aggregate value of US$1.2 million, to be provided over a five-year period following the Client’s final acceptance of the Platform, providing ongoing technical support, system maintenance, upgrades and enhancements, with fees payable on a monthly basis; and

●	data hosting and analytics services with an aggregate value of US$1.2 million, to be provided over a five-year period following the Client’s final acceptance of the Platform, covering cloud infrastructure, data management and AI-driven analytics services, with fees payable on a monthly basis.

Technology Platform and Development Approach

The Platform will be developed and delivered using Sagtec’s recently acquired Kinetic Seas’ Skilliks_my AI technology platform (“Skilliks Platform”). Through its collaborative agreement with Kinetic Seas, the developer of the Skilliks Platform and Skilliks Planner, Sagtec is able to harness enterprise-grade AI capabilities without incurring the substantial capital expenditure typically associated with building large-scale AI infrastructure from the ground up.

This approach significantly reduces upfront development costs, accelerates time-to-market and enables Sagtec to deploy proven, scalable AI solutions across this project as well as its broader client portfolio.

Strategic Impact

Ng Chen Lok (Kevin), Chief Executive Officer of Sagtec Global Limited, said:

“The use of Skilliks_my and the Skilliks Planner enhances our ability to translate client discussions into build-ready software plans, allowing our teams to execute more efficiently and with reduced delivery risk. This capability improves our competitiveness and supports disciplined scaling as demand for AI-enabled mobility and digital platforms continues to grow across the ASEAN region.”

This Agreement reflects Sagtec’s continued execution of its strategy to deliver large-scale, mission-critical software platforms while expanding its base of long-term, recurring service, maintenance and hosting revenue.

About Grandpride Luxury Travel Sdn. Bhd.

Grandpride Luxury Travel Sdn. Bhd. is a Malaysia-based luxury travel and mobility services provider focused on delivering premium transportation, rental and bespoke travel solutions. The company operates across key urban and tourism markets, serving both individual and corporate clients with an emphasis on service quality, operational excellence and customer experience.

About Kinetic Seas

Kinetic Seas is the developer of the Skilliks Platform and Skilliks Planner, and Sagtec’s exclusive AI development and technology partner across Malaysia, Indonesia, Singapore and the Philippines. The partnership supports the co-creation, deployment and scaling of AI-enabled enterprise solutions across the ASEAN region.

About Sagtec Global Limited

Sagtec Global Limited (NASDAQ: SAGT) is a leading provider of digital transformation and SaaS solutions, empowering over 12,000 businesses across Southeast Asia with the tools to enhance efficiency, automation, and market competitiveness. For more information on the Company, please log on to https://www.sagtec-global.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations, estimates and projections about its business, industry and future results, and involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements may include, but are not limited to, statements regarding the expected scope, performance, timing and benefits of the Platform, the Company’s ability to deliver the project as contemplated, and the anticipated impact of the agreement on the Company’s business and financial condition. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise any forward-looking statements, except as required by law.

Contact Information:

Sagtec Global Limited Contact:

Zainab Fateema binti Mustafa

Head of Public Relations & Corporate Affairs

Telephone +6011-6217 3661

Email: info.pr@sagtec-global.com

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